Exhibit 99.2
EXCERPT OF AN INTERVIEW WITH TOM ALBANESE RE: RIO TINTO RESULTS

Programme Station Date	: : :	THE EUROPEAN MARKET REPORT BLOOMBERG 26/08/08
Important Information
In the United States, Rio Tinto will file a Solicitation/Recommendation Statement with the US Securities and Exchange Commission (the “SEC”) on Schedule 14D-9 following commencement of a tender offer within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934 and holders of Ordinary Shares and American Depositary Shares are advised to read it when it becomes available as it will contain important information. Copies of the Schedule 14D-9 and other related documents filed by Rio Tinto will be available free of charge on the SEC’s website at http://www.sec.gov. In addition, documents filed with the SEC by Rio Tinto may be obtained free of charge by contacting Rio Tinto’s media or investor relations departments or on Rio Tinto’s website at www.riotinto.com. Any documents filed by BHP Billiton, including any registration statement on Form F-4 (which will include a preliminary prospectus) and related exchange offer materials as well as any Tender Offer Statement on Schedule TO, will also be available free of charge on the SEC’s website.
Forward-Looking Statements
This interview includes forward-looking statements. All statements other than statements of historical facts included in this interview, including, without limitation, those regarding Rio Tinto’s financial position, business strategy, plans and objectives of management for future operations (including development plans and objectives relating to Rio Tinto’s products, production forecasts and reserve and resource positions), are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Rio Tinto, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.
Such forward-looking statements are based on numerous assumptions regarding Rio Tinto’s present and future business strategies and the environment in which Rio Tinto will operate in the future. Among the important factors that could cause Rio Tinto’s actual results, performance or achievements to differ materially from those in the forward-looking statements include, among others, levels of actual production during any period, levels of demand and market prices, the ability to produce and transport products profitably, the impact of foreign currency exchange rates on market prices and operating costs, operational problems, political uncertainty and economic conditions in relevant areas of the world, the actions of competitors, activities by governmental authorities such as changes in taxation or regulation and such other risk factors identified in Rio Tinto’s most recent Annual Report on Form 20-F filed with the SEC or Form 6-Ks furnished to the SEC. Forward-looking statements should, therefore, be construed in light of such risk factors and undue reliance should not be placed on forward-looking statements. These forward-looking statements speak only as of the date of this interview. Rio Tinto expressly disclaims any obligation or undertaking (except as required by applicable law, the City Code on Takeovers and Mergers (the “Takeover Code”), the UK Listing Rules, the Disclosure and Transparency Rules of the Financial Services Authority and the Listing Rules of the Australian Securities Exchange) to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in Rio Tinto’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

NIGEL STEVENSON: Presenter
Rio Tinto the least worst of the situation, they're down just a third of one per cent.
FRANCINE LACQUA: Presenter
Well the mining group Rio Tinto says first-half earnings more than doubled lifted by increased aluminium production and record iron-ore prices. Well the profits boost comes as Rio fends off a $142bn hostile takeover bid from larger rival BHP Billiton. Well Rishaad Salamat looks at Rio's earnings and the prospects for that takeover attempt.
RISHAAD SALAMAT: Reporter
Rio Tinto is digging deep in its defence against the advances of the world's biggest mining company. Part of Chief Executive Tom Albanese's defence was to show shareholders that he could grow the companies faster than BHP Billiton, whose Chief Executive maintains that the companies are better together than apart.
MARIUS KLOPPERS: CEO, BHP Billiton
These two companies operate next to each other all over the world. So we can save costs, we can combine infrastructure and resources and that's what... what unlocks the value here.
RISHAAD SALAMAT:
Rio Tinto said first-half profit more than doubled - rising to $6.9bn. Albanese says these figures show Rio is better able to expand independently.
TOM ALBANESE: CEO, Rio Tinto
We have global systems for procurement. We have global systems for cost and efficiency management that are best of breed – best of class. Our... the fact that we were able to hold our unit costs to 3½ per cent on a real basis, which is as good, if not better than anyone else in the sector, reinforces the fact that we have a global cost effective organisation.
RISHAAD SALAMAT:
Albanese needed superior growth figures to BHP's to prove his claim. He certainly got that with last week's profit growth lagging that of Rio's. So which way will this takeover tussle go? Andy Lynch from Schroders thinks BHP would have to pay a premium that its shareholders would balk at, in short he sees Rio fending off its advances.
ANDREW LYNCH: Portfolio Manager, Schroder Investment Management Ltd
If... if Rio keep on delivering as... as they are, I think shareholders will find it difficult to... to hand them over to BHP unless BHP come along and significantly increase their... increase their offer.
RISHAAD SALAMAT:
The battle for Rio has been going on since last November – Tuesday's earnings may persuade shareholders to back its management unless BHP comes back to the table with a much bigger offer. Rishaad Salamat, Bloomberg News.
** *** **